UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

 CURRENT REPORT FOR ISSUERS SUBJECT TO THE
1934 ACT REPORTING REQUIREMENTS

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Event: June 26, 2007
(date of earliest event reported)

NEXIA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

033-22128D (Commission File Number)	84-1062062 (IRS Employer Identification Number)

59 West 100 South, Suite 200, Salt Lake City, Utah 84101
(Address of principal executive offices)

(801) 575-8073
(Registrant's telephone number, including area code)

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

On July 25 2007 the Company authorized the delivery to Mr. Joseph Corso, Jr. One Hundred Twenty Two Million (122,000,000) shares of common stock of the Company stated par value of $0.0001.   The issuance represents approximately 4.7% of the currently issued and outstanding 2,422,995,086 shares of common stock of the Company.  The issuances was carried out in partial satisfaction of the “24% Series A Senior Subordinated Convertible Redeemable Debenture Due November 1, 2007” debenture held by Mr. Corso, the debenture has a face value of $200,000 and the debentures were originally issued in November of 2004.  The conversion rate for the debentures is equal to 70% of the market value of common stock at the time of conversion and Mr. Corso has converted $25,620 of the value of the debenture.  Mr. Corso has been verified as an accredited investor as that term is defined by federal securities rules and regulations.  The transaction was handled as a private sale exempt from registration under Section 4(2) of the Securities Act of 1993.

On July 25, 2007, the Company authorized the delivery to Geoffery Eiten, as the designee of NFC Escrow Holdings Corp., of Sixty Thousand (60,000) shares of the Corporation’s series C Preferred Stock.  The issuance represents a partial payment for the services contracted for in a May 30, 2007 agreement between NFC and the Company.  The contract provides for the delivery of a total of 240,000 shares of the series C Preferred Stock to NFC in exchange for services provided to the Company.  The transaction was handled as a private sale to an accredited investor, exempt from registration under Section 4(2) of the Securities Act of 1993.

On June 27, 2007 the Company authorized the delivery to Mr. Joseph Corso, Jr. Ninety Million (90,000,000) shares of common stock of the Company stated par value of $0.0001.  The issuance represents approximately 4.9% of the then issued and outstanding 2,108,995,086 shares of common stock of the Company.  The issuances was carried out in partial satisfaction of the “24% Series A Senior Subordinated Convertible Redeemable Debenture Due November 1, 2007” debenture held by Mr. Corso, the debenture has a face value of $200,000 and the debentures were originally issued in November of 2004.  The conversion rate for the debentures is equal to 70% of the market value of common stock at the time of conversion and Mr. Corso has converted $31,500 of the value of the debenture.  Mr. Corso has been verified as an accredited investor as that term is defined by federal securities rules and regulations.  The transaction was handled as a private sale exempt from registration under Section 4(2) of the Securities Act of 1993.

ITEM 9.01                  Financial Statements and Exhibits

The following exhibits are included as part of this report:

Exhibit No.	Page No.	Description

        NONE

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nexia Holdings, Inc.

Dated this 26th day of July, 2007.	By:	/s/ Richard Surber
Richard Surber
President

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